Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Trillium Therapeutics Inc. for the resale by the selling shareholders identified in this Prospectus of an aggregate of 2,350,000 common shares, and to the incorporation by reference therein of our report dated March 8, 2018 with respect to the consolidated financial statements of Trillium Therapeutics Inc., included in its Annual Report (Form 40-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
May 16, 2018	Licensed Public Accountants